Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
New Image Concepts, Inc.

We consent to the inclusion in this Post Effective Amendment to Registration Statement on Form S-1 filed with the SEC on September 23, 2009 (the “Registration Statement”), of our report dated March 18, 2008, relating to the balance sheets of New Image Concepts, Inc. (a development stage company) as of December 31, 2008 and 2007 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and for the period from October 3, 2006 (inception) through December 31, 2008, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
September 23, 2009